Exhibit 10.3

August 2, 2021

MDC Stagwell Holdings Inc.
One World Center, Floor 65

New York, NY 10007

Attention: Frank Lanuto

Re: Information and Access Rights; Sharing of Information; Confidentiality.

Ladies and Gentlemen:

Reference is made to the Transaction Agreement, dated as of December 21, 2020, by and among Stagwell Media LP, a Delaware limited partnership (“Stagwell Media”), MDC Partners Inc., a Canadian corporation which domesticated to the State of Delaware and converted into a Delaware limited liability company prior to the date hereof (“OpCo”), New MDC LLC, a Delaware limited liability company which converted into a corporation named “MDC Stagwell Holdings Inc.” prior to the date hereof (the “Company”), and Midas Merger Sub 1 LLC, a Delaware limited liability, as amended on June 4, 2021 and July 8, 2021 (the “Transaction Agreement”), pursuant to which, among other things, the Company became the managing member of OpCo. Capitalized terms used and not defined in this letter agreement shall have the meanings given to them in the Transaction Agreement. As used herein, (i) the “Stagwell Parties” means, collectively, Stagwell Media, Stagwell Agency Holdings LLC, a Delaware limited liability company, the Stagwell Group LLC, a Delaware limited liability company, and (except as provided in Section 4) Mark J. Penn; and (ii) the “Parties” means, collectively, the Stagwell Parties and the Company.

The Parties agree as follows:

1.             Information Rights. For so long as the Stagwell Parties “beneficially own” (as such term is defined in Rule 13d-3 under the Exchange Act) more than 10% of the then issued and outstanding voting securities of the Company, the Company shall provide to each Stagwell Party:

a.       quarterly financial statements as soon as reasonably practicable after they become available, but no later than the earlier of (i) forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company and (ii) the applicable filing deadlines under SEC rules, prepared in accordance with GAAP as in effect from time to time, which such financial statements shall include the consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of operations, changes in shareholders’ equity and cash flows; provided, that this requirement shall be deemed to have been satisfied if, on or prior to such date, the Company files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC; and

b.       annual financial statements audited by a nationally recognized accounting firm as soon as reasonably practicable after they become available, but no later than the earlier of (i) ninety (90) days after the end of each fiscal year of the Company and (ii) the applicable filing deadline under SEC rules, prepared in accordance with GAAP as in effect from time to time, which such audited financial statements shall include the consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of operations, changes in shareholders’ equity and cash flows; provided, that this requirement shall be deemed to have been satisfied if, on or prior to such date, the Company files its annual report on Form 10-K for the applicable fiscal year with the SEC.

2.                  Access Rights. For so long as the Stagwell Parties, collectively, “beneficially own” more than 10% of the then issued and outstanding voting securities of the Company, the Company shall (a) give to the Stagwell Parties and their respective Representatives reasonable access during normal business hours to the offices, properties, personnel, books, records, work papers and other documents and information relating to the Company and its Subsidiaries (provided that the Stagwell Parties must request access at least forty-eight (48) hours in advance) and (b) furnish to the Stagwell Parties and their respective Representatives such financial and operating data and other information as the Stagwell Parties may reasonably request. Nothing in this Section 2 shall require the Company or any of its Subsidiaries to disclose any information (i) that would cause a risk of a loss of privilege to the Company or any of its Subsidiaries, (ii) that would cause the Company or any of its Subsidiaries to be in violation of any applicable law, or (i) which relates to specific events, occurrences or circumstances with respect to which there is an actual conflict of interest between the Stagwell Parties and the Company (as reasonably determined in good faith by the general counsel of the Company). If the Company or any of its Subsidiaries does not provide or cause its Representatives to provide such access or such information in reliance on the immediately preceding sentence, the Company shall give notice to the applicable Stagwell Party of the fact that it is withholding such information or documents pursuant to such sentence, and thereafter the Company and the applicable Stagwell Party shall reasonably cooperate to cause such access or information to be provided in a manner that would not reasonably be expected to waive the applicable privilege, violate applicable law or relate to an actual conflict of interest, as applicable. Notwithstanding this Section 2, none of the Stagwell Parties nor any of their respective Representatives shall have the right to conduct environmental sampling on any of the properties owned or operated by the Company or its Subsidiaries. Any access pursuant to this Section 2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or its Subsidiaries. The Stagwell Parties shall be responsible for, and shall reimburse the Company for, any reasonable, documented, out-of-pocket fees and expenses incurred directly in connection with the permitting of access or the preparation and provision of any information pursuant to this Section 2 to the extent that such information would not otherwise have been prepared by the Company but for the need to fulfill its obligations under this letter agreement.

3.                  Sharing of Information. Individuals associated with the Stagwell Parties may from time to time serve on the board of directors of the Company or equivalent governing bodies of the Company’s Subsidiaries. The Company, on behalf of itself and its Subsidiaries, recognizes that such individuals: (a) will from time to time receive non-public information concerning the Company and its Subsidiaries; and (b) may (subject to the obligation to maintain the confidentiality of such information in accordance with this letter agreement) share such information with Stagwell Related Parties (as defined below). Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as directors (or members of the governing body of any Subsidiary) and enabling the Stagwell Parties, as equityholders of the Company, to evaluate the Company’s performance and prospects. The Company, on behalf of itself and its Subsidiaries, irrevocably consents to such sharing and agrees that such individuals, provided they comply with the confidentiality obligations herein, shall not be, or shall not be deemed to be, in breach of any duties (fiduciary or otherwise) otherwise applicable to such individuals in connection with the exercise of the rights granted in this letter agreement.

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4.                  Confidentiality. Except as otherwise agreed to by the Company, each Stagwell Party agrees that it will keep confidential and will not disclose, divulge or use for any purpose other than to monitor its investment in the Company and its Subsidiaries (and, with respect to a Stagwell Party who is an employee of the Company or its Subsidiaries, in the ordinary course of such Stagwell Party’s employment in compliance with the terms of such Stagwell Party’s employment agreement (if any) and any applicable policies of the Company and its Subsidiaries relating to disclosure of confidential information), any confidential information obtained from the Company pursuant to the terms of this letter agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 4 by such Stagwell Party or its controlled Affiliates), (b) is or has been independently developed or conceived by such Stagwell Party without use of the Company‘s confidential information or (c) is or has been made known or disclosed to such Stagwell Party by a third party (other than a controlled Affiliate of such Stagwell Party) without, to such Stagwell Party’s knowledge, a breach of any obligation of confidentiality such third party may have to the Company; provided, that a Stagwell Party may disclose confidential information (i) to its Representatives to the extent necessary to obtain their services in connection with monitoring its investment in the Company, provided that such Stagwell Party directs such Representatives to comply with the confidentiality obligations set forth in this Section 4, (ii) to any (A) controlled Affiliate of such Stagwell Party or (B) partner or member of such Stagwell Party (but solely to the extent consistent with such Stagwell Party’s historical practices and subject to appropriate confidentiality arrangements) (the Persons identified in clauses (A) and (B), the “Stagwell Related Parties”), in each case in the ordinary course of its business, provided that any such Stagwell Related Party is subject to a customary obligation to keep such information confidential, (iii) upon the routine request of any governmental or regulatory body having authority to regulate any such Stagwell Party that relates specifically to the Company or (iv) as may otherwise be required by law, provided, in the case of each of clauses (iii) and (iv), that such Stagwell Party provides notice to the Company of such request or requirement (to the extent practicable) and undertakes reasonable effort to minimize the extent of any such required disclosure (including by cooperating with any effort by the Company to obtain confidential treatment of any information to be produced in response thereto). Each of the Stagwell Parties agree to be responsible for any breach of this Section 4 by any Stagwell Related Party or any of its or their Representatives. Notwithstanding anything in this Section 4 to the contrary, for so long as Mark J. Penn is an officer or director of the Company, he shall not be considered a “Stagwell Related Party” for purposes of this Section 4, it being understood that his duties of confidentiality to the Company shall be determined solely by reference to any applicable employment agreement he has entered into with the Company or its Subsidiaries and to the extent provided under applicable Law.

5.                  Miscellaneous. Sections 12.03 (Governing Law; Jurisdiction; Specific Performance; Waiver of Jury Trial), 12.04 (Counterparts; Electronic Transmission of Signatures), 12.05(a) (Assignment); 12.06 (Expenses) 12.07 (Severability), 12.09 (Amendment), 12.10 (Waiver) and Section 12.11 (No Waiver of Privilege) of the Transaction Agreement shall apply, mutatis mutandis, to this letter agreement.

[Signature Page Follows]

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If you agree with the foregoing, please execute and return to us the enclosed counterpart to this letter agreement.

Very truly yours,

STAGWELL MEDIA LP, by The Stagwell Group LLC, its General Partner

By:	/s/ Mark Penn
Name: Mark Penn
Title: Manager

STAGWELL GROUP LLC

By:	/s/ Mark Penn
Name: Mark Penn
Title: Manager

STAGWELL AGENCY HOLDINGS LLC

By:	/s/ Ryan J. Greene
Name: Ryan J. Greene
Title: Chief Financial Officer

MARK J. PENN

/s/ Mark Penn

[Signature Page to Information Side Letter]

Accepted and agreed:

MDC STAGWELL HOLDINGS INC.

By:	/s/ Frank Lanuto
Name: Frank Lanuto
Title: Chief Financial Officer

[Signature Page to Information Side Letter]